Exhibit 99.1
Bitcoin Shop Submits Registration with U.S. Marshals Service for Bitcoin Auction

Arlington, VA – (Marketwired – June 23, 2014) – Bitcoin Shop, Inc. (OTCQB: BTCS) (the “Company”), a virtual currency ecommerce marketplace www.bitcoinshop.us, today announced that it has submitted its registration  with the U.S. Marshals Service (USMS) in connection with the USMS Bitcoin Auction.

The USMS is auctioning approximately 30,000 bitcoins currently valued at approximately $18 million. The bitcoins were confiscated from Silk Road, an online marketplace shut down by the U.S. Government in October 2013. An online auction will take place on June 27, 2014 with potential buyers required to make a refundable deposit of $200,000 for eligibility.  The Company has wired $200,000 to the USMS and submitted the applicable registration forms for the opportunity to participate in the auction, however, our registration is still subject to the approval of the USMS.  In the event that our registration is not approved, the $200,000 deposit will be returned to us and we will not be able to bid in the USMS auction.

Charles Allen, Chief Executive Officer of Bitcoin Shop, commented, “We believe in the future of virtual currencies and have made a strategic decision to participate in this unprecedented opportunity by wiring the deposit and submitting a registration application to the USMS.  We look forward to updating shareholders on the status of our application and any subsequent bid after June 27, 2014.”

About Bitcoin Shop, Inc.:
Bitcoin Shop, Inc. operates an ecommerce website (www.bitcoinshop.us) where consumers can purchase products using virtual currency such as bitcoin, litecoin and dogecoin, by searching through selection of over 400 categories and over 140,000 items.  Bitcoin, litecoin and dogecoin are virtual currencies that use peer-to-peer networks to facilitate instant payments.  They are all categorized as cryptocurrencies, as they use cryptography as a security measure.  Bitcoin, litecoin and dogecoin issuances and transactions are carried out collectively by the network, with no central authority, and allow users to make verified transfers.

Forward Looking Statements:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its virtual currency business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Primary Contact:
Capital Markets Group, LLC
Valter Pinto
(914) 669-0222 or (212) 398-3486
valter@capmarketsgroup.com

Investor Relations:
Jon Cunningham
RedChip Companies, Inc.
(800) 733 2447 ext 107
jon@redchip.com

Media Contact:
Michael Terpin
Transform Public Relations
(310) 862-6312 (direct)
michael@transform.pr